Exhibit 10.2

The following summarizes the fiscal year 2012 Executive Compensation Program approved by the Subcommittee of the Compensation Committee of the Board of Directors of Jefferies Group, Inc. for the following executive officers:

Peregrine C. Broadbent
Executive Vice President and Chief Financial Officer Salary:	$1,000,000
Bonus Range*:	Discretionary

Michael J. Sharp
Executive Vice President, Secretary and General Counsel Salary:	$1,000,000
Bonus Range*:	$0 - $2.05 million	**

*	The Compensation Committee may choose to pay all or a portion of the bonus, if any, in cash, restricted stock or restricted stock units.
**	Mr. Sharp’s bonus will be dependent on earnings per share, return on equity and pre-tax profit margin for fiscal year 2012. These financial measures are to be calculated using consolidated results from continuing operations of Jefferies Group, Inc. Financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during the year. A Formula was approved which will provide for no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts were approved. Company performance falling between set threshold levels of performance are expected to result in an amount of bonus interpolated between such set threshold levels of performance. The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce the calculated bonus award. The Compensation Committee does not have discretion to increase the bonus award above the maximum amount provided.